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EXHIBIT 99

SEA CONTAINERS LTD.

        Sea Containers Ltd. is a Bermuda company with regional offices in London, Genoa, New York, Rio de Janeiro, Bangkok and Sydney. It is owned primarily by U.S. shareholders and its common shares are listed on the New York Stock Exchange under the trading symbols SCRA and SCRB.

        The company is engaged in three main activities: ferry services, rail operations and marine container leasing. Within each activity are a number of operating units. Ferries consists of fast ferry services in the English Channel under the brand "Hoverspeed"; fast ferry services in New York City under the brand "SeaStreak"; fast and conventional ferry services in the Baltic under the brand "Silja Line"; and in the Adriatic under the brand "SNAV-Hoverspeed" (50% owned).

        Rail operations in the U.K. are conducted by the Great North Eastern Railway (GNER).

        Marine container leasing is conducted primarily through GE SeaCo SRL, a Barbados company owned 50% by Sea Containers and 50% by General Electric Capital Corporation. GE SeaCo operates one of the largest marine container fleets in the world, nearly one million units. Sea Containers also owns or partly owns five container service depots, four container manufacturing facilities, a forwarding and logistics business in Australasia and a refrigerated container service business.

        The company also owns 25% of the equity of Orient-Express Hotels Ltd., the common shares of which are listed on the New York Stock Exchange under OEH. This company has 49 de luxe leisure properties in 25 countries. Most of the properties are owned but some are partly owned. Its hotels, restaurants, river cruise ships and tourist trains compete in the top end of the market.

        Other lesser Sea Containers activities include port interests in the U.K. and Greece, property development, publishing, fruit farming in the Ivory Coast and Brazil, and a U.K.-based travel agency.

FINANCIAL HIGHLIGHTS

	2004	2003	Change
	$000	$000%
Revenue	1,742,717	1,646,099	5.9

EBITDA*
Ferry operations	44,350	81,823	(45.8)
Rail operations	64,409	97,435	(33.9)
Container operations	90,929	83,349	9.1
Leisure operations	11,867	10,887	9.0
Other operations	5,505	7,750	(29.0)
Gain on sale of ferry assets and non-recurring charges	—	54,000	(100.0)
Corporate costs	(18,998)	(15,798)	20.3

Total	198,062	319,446	(38.0)

Net earnings before finance costs	61,085	194,469	(68.6)

Net (losses)/earnings on common shares	(5,368)	111,370	(104.8)

Total assets at book value	2,736,100	2,765,841	(1.1)

Debt and capital lease obligations	1,530,575	1,596,282	(4.1)

Total shareholders' equity	773,763	716,813	7.9

	$	$	%
Net (losses)/earnings per common share:
Class A (Basic)	(0.23)	5.32	(104.3)
Class A (Diluted)	(0.23)	5.25	(104.4)
Class B (Basic)	(0.23)	4.79	(104.8)
Class B (Diluted)	(0.23)	4.72	(104.9)

Cash dividends per class A common share	0.10	0.05	100.0
Cash dividends per class B common share	0.09	0.05	100.0

	'000	'000%
Number of class A common shares	23,655	20,933	13.0

Number of class B common shares	14,388	14,414	(0.2)

*
EBITDA means earnings before interest, tax, depreciation and amortization. See last page regarding a reconciliation of EBITDA to earnings before finance costs and net earnings.

PRESIDENT'S LETTER TO SHAREHOLDERS

April 15, 2005

Dear Shareholder

        2004 was an unsatisfactory year for your company. We reported a net loss of $5.4 million (loss of $0.23 per common share diluted) on revenue of $1.74 billion, compared with net earnings in 2003 of $111.4 million ($4.72 per common share diluted) on revenue of $1.65 billion. The 2003 earnings included a special gain on sale of a ferry asset of $54 million net of non-recurring charges while the 2004 earnings included non-recurring charges of $22.3 million. These special charges related to payments to the U.K. government in connection with the company's GNER rail franchise and asset impairment charges arising from the shut down of the company's Irish Sea ferry service.

        We encountered a number of adverse situations in the year that contributed to lower operating results. The principal ones were a settlement of a dispute with the Strategic Rail Authority in the U.K. which arose because it sought a participation in our settlement with Network Rail arising out of the Hatfield rail disaster. While your board felt this claim was unjustified it also felt that unless it was settled the company would be barred from obtaining a new rail franchise. In the event, we succeeded in obtaining a new 10-year franchise in direct continuation of our existing franchise which would have expired on April 30, 2005. Second, our Silja subsidiary badly misjudged the likely success of a new ferry service which it introduced on the Germany-Estonia-Russia route, causing a reduction of $17 million in earnings from the ship compared with the prior year. Third, discount airlines, hostile British customs officers and failure of a French government body to honor contracts resulted in losses on our U.K. fast ferry routes. Higher than expected fuel costs impacted all our ferry operations, particularly SeaStreak in New York which also encountered heavy ice conditions in the winter when it was unable to operate.

        This litany of problems should not obscure the good news of earnings from our container leasing business, which rose from $35.8 million in 2003 to $46.1 million in 2004; improved results from our investment in Orient-Express Hotels Ltd. of $11.9 million compared with $10.9 million in 2003; a reduction of $66 million in group debt, and the sale in March, 2005 of 4.5 million shares in Orient-Express Hotels Ltd. for $108 million which will be used for further debt reduction. The gain on sale was approximately $40 million which will be recorded in the first quarter of 2005. These funds will be used, among other things, to retire $20 million of 13% public debt which can be called without premium from July 1, 2005. Other expensive public debt will be callable without premium from that date or later in the year.

        We believe that Orient-Express Hotels' share price will continue to rise as its earnings improve and we expect to sell our remaining 25% interest in the company for more than $300 million.

Marine container leasing

        Both our investment in GE SeaCo and our other container activities generated good results in 2004. GE SeaCo's owned fleet enjoyed 99% utilization at the end of 2004 while our pool fleet, which is largely managed by GE SeaCo, had a year-end utilization of 91%. GE SeaCo bought $304 million of new containers in 2004 and expects to purchase between $100 million and $200 million more in 2005. Although U.S. dollar interest rates on its floating rate debt have been steadily rising, causing a reduction in profit margins, GE SeaCo has been financing new containers with fixed rate five-year debt since mid-2004. GE SeaCo is insisting that lease rates reflect the increasing cost of container debt.

        Sea Containers' factories, depots, service and logistics operations, which are conducted separately from GE SeaCo, had a satisfactory year in 2004. Sea Containers also owns and manages containers which GE Capital does not wish to be included in the GE SeaCo fleet and conducts a small amount of lease purchase activity.

        Despite the excellent results of GE SeaCo, GE Capital commenced a pattern of behavior in February, 2005 towards Sea Containers that seeks to transfer costs of the joint venture from GE SeaCo to Sea Containers, in an attempt to enhance the value of GE Capital's shareholding in GE SeaCo at Sea Containers' expense. GE Capital is seeking to terminate the Services Agreement between Sea Containers and GE SeaCo by alleging a number of violations of the Agreement. We intend to defend vigorously Sea Containers' rights.

Ferry transportation

        In order to make substantial improvement in results from this activity we are taking the following steps:

1.
The Finnjet service will be continued in 2005 but hopefully with improved results. At time of writing bookings for the 2005 season are well ahead of this time last year. We will not be able to recover entirely the $17 million decline experienced in 2004 from 2003 but there should be gains.

2.
We have withdrawn our Hoverspeed fast ferry fleet from U.K. waters except for a two-vessel Dover-Calais service which is operated on a seasonal basis. The two ships will have the same capacity as three ships did in 2004.

3.
We are deploying our surplus U.K. fast ferries to the Mediterranean where we already operate services between Italy and Croatia in partnership with SNAV, the fast ferry unit of Mediterranean Shipping Company. We are opening a new fast ferry route in Greece in May, 2005 in partnership with the highly respected Eugenides Group.

4.
Fares are being increased in our SeaStreak operations in New York and the market continues to grow to absorb the new capacity that was added in 2004. The winter of 2004/2005 was milder than the previous one, which has allowed us to operate more dependably during this period.

Rail services

        The reduction in profits from rail operations from $84.1 million in 2003 to $42.9 million in 2004 was largely due to special payments made to the Strategic Rail Authority as I mentioned at the beginning of this letter. Passenger volumes rose from 15.1 million in 2003 to 16.9 million in 2004 and revenue increased 7% to £469 million ($858 million) from £441 million ($723 million) in 2003. GNER's new franchise assumes that revenue will grow at 8.7% per annum over the 10-year period. (Average growth over the last three years has been 9% per annum.) Payments to the government are expected to total $2.5 billion over the next 10 years. Such payments are forecast to be about the same on average in each of the first three years of the new franchise as they would have been on a pro-forma basis in the 12 months preceding the end of the old franchise, and then will rise steeply in step with capacity increases. A "cap and collar" revenue protection arrangement comes into effect in the fourth year, affording GNER protection against revenue declines below target levels and giving it extra profit in the event revenue is greater than expected.

        GNER is also bidding for the Integrated Kent rail franchise in the U.K. together with MTR, the Hong Kong commuter railway. This franchise is currently operated by the U.K. government's Strategic Rail Authority. We are hoping that MTR's reputation for punctuality (99.9% in Hong Kong) plus GNER's reputation for quality of service will be a winning combination. A decision on the Integrated Kent franchise is expected before the end of 2005.

        GNER's request to be included in the bidders for the Greater Western franchise, in partnership with Laing Plc, has been denied. However, other franchise opportunities will arise in future years.

        GNER's rail ambitions are not limited to the U.K. Opportunities in other countries will be considered once the Integrated Kent franchise decision has been taken.

Property, plantations and publishing

        Earnings from these other activities were $4.1 million in 2004 compared with $6.6 million in 2003. The reduction was largely due to poor weather in Brazil which affected the Brasiluvas table grape crops, and political unrest in the Ivory Coast which affected SBM banana exports. Our SBM operation underpins the lease of several thousand refrigerated containers to West African ship operators so reduced profitability there is not of great concern. Earnings of the Corinth Canal in Greece were improved in 2004 over 2003 and we are now waiting for approval of our applications to build a large marina and tourist village on land we control in the isthmus.

        The expected sale of our remaining port interest in Newhaven, England was not concluded in 2004 but we are hopeful of completion in 2005. Several parties have expressed serious interest in our holdings there. We expect to realize a good profit on sale.

        Our Illustrated London News publishing group had a satisfactory year and won a number of awards for its travel and lifestyle magazines. They are very active in the creation of high standard websites for the many business units within Sea Containers and for outside clients as well.

Outlook

        Gains from share sales in the first quarter of 2005 will enhance results in what is normally a loss-making period. It is impossible to predict at this time the outcome of the dispute with GE Capital but we feel that there is a huge value in our 50% shareholding in GE SeaCo. Other container activities should have a satisfactory year.

        Silja's recovery will be largely dependent on results of the Finnjet operation in 2005 compared with 2004, although reduction of debt in that business and reduced overhead expense should also contribute to improved results.

        The redeployment of fast ferries to more profitable operations should enhance their results but there will be non-recurring restructuring charges.

        If fuel costs remain high this will adversely impact ferry results.

        Rail operations are expected to have a satisfactory year, as are property, plantations and publishing.

        Orient-Express Hotels Ltd. is expecting improved results in 2005 of which we will equity account our 25% interest. Group capital expenditure in existing businesses in 2005, excluding GE SeaCo's expenditure, is expected to be about $50 million.

Management and staff

        The company's staff totalled 8,700 at the end of 2004 and there was no lack of dedication despite the poor results.

        Daniel J. O'Sullivan, our Senior Vice President—Finance and Chief Financial Officer, retired at the end of 2004 and was replaced in those positions by Ian C. Durant. Our thanks go to "Danny" for his 30 years of service to the group.

        Philip J.R. Schlee, a founder and director for 40 years, has been forced to resign as a director for health reasons. He has been appointed Director Emeritus and has agreed to provide advice as requested by the board. We intend to propose to the shareholders a replacement director when a suitable person is located.

        An executive search has commenced for my own replacement as President and Chief Executive, although I expect to remain as Chairman for some time.

Sincerely,

James B. Sherwood
Founder, President and Chief Executive Officer

Analysis of division:

Ferry services (Hoverspeed, Silja, SeaStreak, SNAV-Hoverspeed, Hart Fenton & Co.)

        The results of our ferry division, with EBITDA down 45% on 2003, suffered amid some of the worst trading conditions in years. Competition from low-cost airlines, hefty increases in fuel prices, aggressive pricing from other operators and over-capacity in certain markets contributed to the downturn.

        The priority has been to address the loss-making situation in those parts of the business most badly affected. This has involved taking a hard look at the portfolio, leading to the closure of non-performing routes, the redeployment of our fast craft fleet from loss-making routes to other services, restructuring the Hoverspeed operation and the potential divestment of non-performing assets. We have also continued to concentrate efforts on joint ventures, which offer an opportunity to deploy fast ferries released from unprofitable northern European routes.

        Fuel prices rose steadily throughout 2004 and had a significant adverse effect on margins throughout the businesses.

Ferry services—British Isles

        Our U.K. operations were particularly vulnerable in the tough market conditions of 2004, resulting in low yields across the sector. Hoverspeed's passenger volumes were reduced to 1.19 million passengers (2003—1.53 million) and vehicles to 353,000 (2003—441,000) on cross-Channel routes between Dover-Calais and Newhaven-Dieppe.

        The disappointing passenger and vehicle yields, particularly on the Dover-Calais service, reflected the intense competition as Eurotunnel fought to maintain market share by lowering prices and a new entrant to the cross-Channel market sparked a price war. The decline in shopping outside peak seasons was also a contributing factor to reduced volumes. However, improved margins in cross-Channel retail sales were achieved through a rationalization of product lines. Retail sales over the year were adversely affected by French government action to increase duty on tobacco purchased in France, thus reducing the price differential between the U.K. and France.

        In order to reduce winter losses and reflect changes in shopping patterns, our Dover-Calais route became seasonal in 2004, with services commencing in March. The service was operated by two SeaCats, one 81 meter and one 74 meter, with an additional 74 meter SeaCat for an eight-week period in peak season.

        The Belfast-Troon service was also reduced to seasonal operation in 2004 and, after a poor season, has now been terminated as continuing pressure from budget airlines made future prospects financially unviable. Total gross revenue for the route was $14.6 million (2003—$15.3 million). A non-recurring asset impairment charge of $2.9 million was reported in quarter 4 and there will be a further $2.6 million cash charge for close-down costs in quarter 1, 2005.

        Similarly, after marginally improved but unsustainable performance over 2003 (passenger yields increased by 2% and vehicle yields decreased by 1%), the Newhaven-Dieppe route has also been discontinued and the SuperSeaCat redeployed to Silja Line.

Silja Line

        Although the total market for passenger ferry services between Finland and Sweden, and Finland and Estonia grew (17 million passengers in 2004 compared with 16.3 million in 2003), Silja's earnings declined in 2004. This was mainly due to increased capacity of competitors and the redeployment of Finnjet on a new route to Russia which performed below expectations. Silja carried a total of 5.1 million passengers during 2004 (2003—5.4 million), the reduction being caused by the extended docking period and re-routing of Finnjet.

        The day trip market on the Helsinki-Tallinn route, where Silja Line employed two SuperSeaCats, grew when Estonia joined the E.U. in May 2004. This service achieved 29% growth in volumes and 7% increase in ticket prices, delivering $1.7 million EBITDA. A third SuperSeaCat has been placed on this route to consolidate Silja's strong position in the fast ferry market. On the adverse side, retail yields were reduced as a result of the Baltic States joining the E.U., losing their duty-free status.

        The Finnjet service on the Rostock/Tallinn/ St Petersburg route performed poorly in 2004, its first year, resulting in a negative earnings impact of $17.0 million, compared with the prior year, but an improved out-turn is expected for 2005.

        Volumes of cargo carried by Silja, including its SeaWind Line subsidiary, performed relatively robustly, increasing by 8% from 2003 on the routes from Finland and Sweden, together with an improvement of unit yields. The company had a 36% market share in cargo service between Finland and Sweden and an 18% share between Finland and Estonia. Gross revenue from freight increased by $2.5 million year on year.

        2004 saw the introduction of a central overhead reduction program at Silja Line, underpinned by a computer-based procurement system and a web-friendly reservation system. These should bring substantial savings by the end of 2005.

Ferry services—U.S.A.

        Increased passenger carryings in the SeaStreak operation, (995,000 passengers, 24% higher than 2003) and improved gross revenue, which increased by 15% to $14.2 million (2003—$12.3 million), reflect the continuing growth of this U.S. market. A seventh craft, SeaStreak Highlands, joined the fleet in 2004 and a floating terminal was opened at Highlands during April.

        However, higher fuel prices and the increased capacity took a direct toll on profitability in 2004 and will continue to put pressure on margins. Moreover, winter activity was adversely affected by severe ice conditions in 2004. Revenue growth in 2004 was insufficient to cover the increased costs of the additional craft added to the fleet.

Ferry services—Mediterranean

        Our joint venture with SNAV, with two fast craft operating on a seasonal basis between Ancona and Pescara in Italy and Split and Hvar in Croatia, has performed well and is being expanded. With 110,000 units (a unit being defined as one passenger or vehicle), the gross total revenue for these operations was $10 million in 2004. In the coming year our 74 meter SeaCat will be operated on the new Ancona/Zadar route.

        In Greece, in our new joint venture with Eugenides, a 74 meter SeaCat will operate between Piraeus/Milos/Serifos/Sifnos. The lifting of Greek cabotage restrictions has offered opportunities to operate E.U. flag vessels on Greek island services.

Outlook

        Market conditions are expected to remain challenging for 2005. Key factors will be volatility in gas oil prices and maintaining a competitive cost structure. The operations will maintain their emphasis on innovative customer offers, structural cost reduction and portfolio optimization; one of the principal challenges will be to ensure that the deployment of ferries in each part of the operation can be realigned quickly to match changing market conditions.

        The company's wide experience and track record of quality service in the ferry transportation sector globally, both passenger and freight, puts the company in a favorable position for making a positive impact in new markets. We have the challenge to find profitable employment for the two 74 meter SeaCats currently in lay up. We are committed to reducing operating costs in order to help offset cost pressures from rising fuel prices and aggressive pricing by competitors in certain markets, but we expect further erosion of margin in the short term.

David G. Benson
Senior Vice President, Chief Executive Ferries

Analysis of division:

Rail (Great North Eastern Railway)

        In 2004, GNER achieved record revenues of £469 million ($858 million), up 7% on the year before. This was largely driven by record passenger carryings of 16.9 million, representing almost 12% growth on 2003 volumes.

        Passenger numbers rose as a result of a stable economy, improving train performance and a more simplified and attractive pricing structure, supported by innovative revenue-management techniques similar to those deployed by airlines. This helped to fill quieter, off-peak trains and to spread demand more effectively.

        There was also an encouraging shift towards greater use of self-service retailing, such as the website and FastTicket machines at stations.

New franchise

        The year was dominated by the competition for a new East Coast rail franchise and progress to support GNER's expansionist ambitions elsewhere on the U.K. network.

        In March, 2005 the U.K. government's Strategic Rail Authority awarded GNER a new 10-year East Coast franchise, starting from May 1, 2005. The new franchise has a break clause after seven years if GNER fails to meet certain performance criteria.

        In TV interviews on the day of the announcement the government's Secretary of State for Transport praised the company's ability to attract extra passengers through the quality of its service and via innovative marketing. During the course of the competition, GNER received unprecedented public and political support as a result of substantial goodwill established during the first nine years of its tenure.

        Under the new franchise GNER plans to create a bigger and more reliable railway, retaining its high service standards and restaurant cars. Passenger volumes are predicted to grow at the same rate as historical levels. The diesel train fleet will be rebuilt, stations will be improved, ticket purchase will be made easier and more services between London and West Yorkshire are planned.

        In November, 2004 a joint venture was signed with the MTR Corporation, owners and managers of the widely respected Hong Kong Metro system, with MTR taking a 29% stake in Great South Eastern Railway, a new partnership created to secure the Integrated Kent franchise. The new alliance was well received by the media, which particularly highlighted MTR's excellent reliability record.

        GNER was shortlisted for the Integrated Kent franchise earlier in 2004. The competition is due to conclude by late 2005 and includes plans to run high speed domestic passenger rail services on part of the Channel Tunnel Rail Link, as well as operating high density commuter services in and out of London.

        The political and regulatory environment in which GNER operates continued to undergo further transition, following the conclusions of a government rail review. This will simplify the regulatory structure of the rail industry and aims to reduce costs and improve performance. Many of GNER's proposals during the government's consultation were subsequently adopted. The changes, which see the gradual demise of the Strategic Rail Authority by the end of 2005, have now been turned into legislation.

Investment program

        On more operational matters during 2004, GNER completed a substantial investment program as part of its contractual commitments under the two-year franchise extension to the end of April 2005.

        The £30 million ($56 million) rebuild of all the electric train sets, known as "Mallard" by the lessors, remains on schedule for completion in autumn 2005. The new-look sets are very popular with passengers and have won widespread acclaim for their design features, comfort, ride quality and reliability.

        Ten of the Mallard trains are equipped with an on-board wireless internet service, allowing passengers to stay connected online while traveling at high speed. In partnership with solution provider Icomera, GNER remains the only U.K. train operator to have achieved this technological breakthrough and has more wi-fi sets in service than any other train operator in the world. GNER believes that this innovation can help to transform the nature of some of its markets, by turning train travel into productive time, increasing competitiveness versus long-distance car or domestic air travel. In the new franchise this new facility will be rolled out to all GNER trains by May 2007.

        A major station modernization program was completed, including new travel centers, refurbished lounges and toilets, new customer information systems and a new footbridge at York, opened in time for a national rail festival to celebrate the railway's bicentenary. Further improvements will be delivered under the new franchise, including 900 extra car-parking spaces.

Improved reliability

        Fleet reliability continued to improve steadily following earlier major overhauls. In particular, the electric locomotives reached 40,000 miles per failure from 9,000 a few years ago. National independent figures show that GNER operates the most reliable long-distance train fleet in Britain. However, route reliability continues to require further attention. Encouragingly, infrastructure owner Network Rail is beginning to address problems with the reliability of overhead power lines and there are signs of steady overall improvement following Network Rail's decision to take all its track maintenance in-house. Further reliability improvements are planned under the new 10-year franchise.

        Passenger satisfaction ratings for GNER continue to be the best in the U.K.'s long-distance rail market, according to independent surveys. GNER won several awards for its people management, service innovation and station facilities, and was chosen as Best Passenger Transport Operator by the U.K.'s Chartered Institute of Logistics & Transport. The company was also re-accredited with the prestigious Investors in People award after becoming the first train operator to receive the accolade across its entire business. Independent assessors said GNER was a "beacon of excellence" for the way it manages and motivates its employees.

Christopher W.M. Garnett
Senior Vice President, Rail

Analysis of division:

Containers (GE SeaCo, Container Manufacturing, Container Depots, Container Logistics)

Container leasing

        2004 was an excellent year for container leasing with global containerized trade estimated to have grown by more than 13%, making it the third year in succession of double-digit growth since the upturn in demand at the beginning of 2002. This exceptionally strong demand has driven utilization to record highs across our industry.

        GE SeaCo's total operating fleet of standard dry freight containers, including those owned by Sea Containers and GE Capital, recorded extraordinarily high utilization of 97.5% at the end of December, 2004, this being 6.2 percentage points ahead of 2003.

        Throughout 2004 we have witnessed spiraling steel prices, which have driven up the price of standard dry freight containers by well over 50%. A 20ft dry freight container costing less than $1,400 in December, 2003 is currently being quoted at over $2,300 by the major Chinese factories. With such strong demand, GE SeaCo has been more than able to cover the increased container prices in its lease rates for these containers. At the same time, GE SeaCo has been able to renegotiate up the rates on many expired or expiring leases on existing equipment in the fleet, thereby reversing the long-term trend of falling lease rates.

        GE SeaCo's refrigerated container leasing business has also had an excellent year, experiencing strong demand, which pushed utilization of the operating fleet of 40ft hi-cube reefers, the workhorse of our fleet, to 92.5% at the end of December, 2004, this being 3.5 percentage points higher than a year ago.

        Our fleet of specialized containers also performed well. In particular, our open top and flatrack containers have been in demand as a result of the reconstruction efforts in Afghanistan and Iraq, and the hurricane damage in the Caribbean Islands. Our fleet of tank containers also benefited from a strong market with utilization of the operating fleet improving four percentage points over the year to 92% at the end of December, 2004.

        With strong demand being seen across all major container types, utilization of the total GE SeaCo operating fleet, including Sea Containers and GE Capital owned containers, rose from 87% at the end of 2003 to over 93% at December 31, 2004.

        GE SeaCo invested a record $304 million in new equipment delivered to lessees in 2004 (2003—$204 million). This included over 100,000 TEU (twenty foot equivalent units) of new dry freight containers and, for the second year in a row, over $100 million of new refrigerated containers.

Factories, depots and other container businesses

        In July, 2004 Sea Containers completed the acquisition of a number of businesses located in Australia and New Zealand from the Owens Group. They are now fully integrated into Sea Containers' Container Division and generally performing in line with expectations.

        The largest of these businesses is Cooltainer, a refrigerated cargo logistics provider across the Tasman Sea and to and from the Pacific Islands. Cooltainer experienced strong growth in 2004 and leased a significant number of 20ft refrigerated containers from GE SeaCo to cater for this expansion. At the same time Cooltainer off-hired many refrigerated containers from competitor leasing companies.

        Charleston Marine Containers (CMCI) is our container manufacturing business located in Charleston, South Carolina. Its tricon and quadcon containers supplied to the U.S. military continue to perform well in the field. At the end of 2004 CMCI was awarded a new five-year contract by the U.S. Army to provide tricon and quadcon containers as well as various types of 20ft ISO containers. To date, this contract is the largest to be awarded by a U.S. Department of Defense agency for the purchase of containers and will serve to underpin the company's core business for the next few years.

        The new tank container cleaning facility at our factory Paulista Containers Maritimos in Santos, Brazil, continues to perform well. During 2004, Paulista took over management of a competitor tank-cleaning business called Tecnitank in anticipation of purchasing it. The completion of the purchase is expected in 2005, and this will make us the number-one tank container cleaning business in Brazil.

        Sea Containers also owns two container factories in the U.K. Yorkshire Marine Containers Ltd. (YMCL) produces a wide range of specialized containers. In 2004, it mainly produced swapbody containers for leasing to European logistics companies, flatracks and various types of waste-disposal containers. In 2005, YMCL has won a number of contracts for the manufacture of containers for the offshore oil industry.

Outlook for 2005

        The outlook for container leasing in 2005 is another year of strong growth. Industry commentators believe that the global container trade will continue to expand by around 10% per annum in 2005 and 2006.

        As a result of this tremendous growth, we are seeing considerable congestion at ports and in the land-side infrastructure around the world. It is estimated that this congestion may absorb up to 2% of the capacity of the containership fleet as port congestion increases journey time. This will tie up additional containers and is another positive factor for the container leasing industry.

        GE SeaCo has had a policy of funding new equipment purchases with floating rate debt, therefore steadily rising U.S. dollar interest rates cause a temporary reduction in profit margins until leases are renewed, at which time the higher interest rates are incorporated in the new leases. Since mid-2004, GE SeaCo has been financing new containers with fixed rate five-year debt.

        The outlook for Sea Containers' other container businesses is that they are expected to have a satisfactory year in 2005. The factories have reasonable forward order books in hand and the other businesses are generally performing well.

Angus R. Frew
Senior Vice President, Containers and President, GE SeaCo SRL

Analysis of division:

Finance (Corporate Finance, Information Services, Insurance, Pensions)

Results

        2004's results were a significant deterioration compared with 2003. 2003's results included a gain on sale of a business and non-recurring charges which together amounted to a net gain of $54 million. 2004's results also included several non-recurring charges: an impairment related to the closure of the Irish Sea ferry route and a number of charges to the earnings of the rail division. These charges totaled $22.3 million for the year 2004.

        EBITDA fell from $319.4 million in 2003 to $198.1 million in 2004 reflecting the nonrecurring gain in 2003, a poor year in 2004 for ferry operations and lower earnings for the rail division, partly offset by continued strong performance from the container division. Orient-Express Hotels Ltd., in which the company held a 42.6% shareholding, performed well.

        Net operating cash flow fell to $74.4 million from $105.4 million. There were proceeds of $30.4 million from the sale of assets and $180.6 million from the issuance of shares and long-term debt. $86 million was invested in capital expenditure and a further $7 million on the acquisition of container servicing and logistics businesses from the Owens Group. Debt repayments totaled $273.7 million. There was a net cash outflow of $76.2 million.

Tax

        The company reported a tax credit in 2004 of $2.6 million compared with a charge in 2003 of $8.2 million. During 2004 Silja claimed a non-recurring tax deduction relating to prior year losses. The tax benefit relating to this claim amounted to $15.1 million.

        The company's rail and ferry operations are mainly taxable in high-tax jurisdictions such as the U.K. or Finland. Available tax shelter is diminishing and the tax charge is likely to increase in future years.

Financing

        Debt fell by $66 million in 2004, including the effect of movements in the values of currencies which increased the debt level by some $55 million.

        In 2004 the company raised $96.1 million from the issue of 10.5% senior notes due 2012. In addition, $39.1 million was raised from bank borrowings and $45.4 million from the issuance of common shares. The company used these proceeds to redeem all of the outstanding $79.7 million of 12.5% senior subordinated debentures. In November, 2004 a revolving credit loan facility of $100 million was increased to $120 million.

        Tabulated overleaf is the company's debt profile which shows that the debt structure is principally denominated in U.S. dollars and euros. 36% of the total debt is at fixed interest rates, all of which is in U.S. dollars.

        During 2004 the company's cash balance fell from $205 million to $129 million. Together with committed undrawn bank lines of $112 million, the total cash availability was $241 million. Since the year end, the company has increased liquidity by $108 million through the sale of 4.5 million shares in Orient-Express Hotels Ltd.

        The remaining interest in Orient-Express Hotels is a holding of 9.9 million shares representing 25%. The company has announced its intention to reduce further this investment over time. The surplus cash generated by this asset disposal will be primarily applied to reducing high-cost debt and strengthening the balance sheet.

        There are two tranches of public debt that can be repaid in 2005. These are $22 million 13% senior notes and $19 million 12.5% senior notes which can be repaid without premium from July 1, 2005.

        There are no material facility maturities in 2005, but debt service payments amount to approximately $160 million.

Sarbanes-Oxley Section 404 Report

        In its report on internal control over financial reporting, the company has identified a material weakness by concluding that there were insufficient personnel resources and technical accounting expertise to resolve and report non-routine or complex accounting matters in a timely fashion under U.S. GAAP.

        A remedial plan is being executed, and there was no effect on the 2004 or previously reported financial results. The remedial plan involves the recruitment of suitably qualified staff, the improvement of the company's central accounting systems and a strong emphasis on financial control and speed and transparency of internal reporting. This plan is progressing.

GE SeaCo

        GE SeaCo, the equity accounted joint venture, is 50% owned by Sea Containers and 50% by GE Capital.

        GE SeaCo's outstanding debt at December 31, 2004 was $694 million. Since July, 2004 all new capital expenditure has been interest rate hedged through five-year interest rate swaps, and the fixed rate debt amounted to $70 million at December 31, 2004.

        The disputes between the shareholders are described in the financial statements. No provision has been recorded as the outcome of these disputes is not determinable.

GNER—new franchise

        GNER's new 10-year franchise to operate the Intercity East Coast Main Line in Britain from May 1, 2005 will be supported by Sea Containers' contribution of $9 million additional share capital in GNER and a $55 million standby credit facility.

Information technology

        In 2005 there are three significant programs being implemented in order to improve the efficiency and effectiveness of the systems in the company's operating divisions, and to replace obsolete and unsupported systems. GE SeaCo has embarked on a business transformation program using SAP software. This program will re-engineer all GE SeaCo's business processes and should result in a leaner, more effective business.

        Similarly, Silja's IT program will enable business transformation, in particular, cost reduction, through a streamlining of business processes underpinned by up-to-date IT systems.

        Finally, GNER will be embarking on a program to upgrade its IT systems to support the drive towards revenue and cost efficiencies in the new franchise.

Pensions

        The company offers all new employees the opportunity to join a pension plan. GNER participates in a multi-employer U.K. rail industry plan. Other new employees have the opportunity to join a defined contribution plan. There are several U.K. defined benefit plans that are closed to new members and whose assets and liabilities are included in the company's financial statements on an actuarial basis in accordance with SFAS 87. The company is currently funding these plans on a cash basis to the U.K. government's minimum requirement.

Ian C. Durant
Senior Vice President and Chief Financial Officer

Statement under U.S. Private Securities Litigation Reform Act of 1995

        This report contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the report, unknown effects on the transport, leasing and leisure markets in which the company operates of terrorist activity and any police or military response, varying customer demand and competitive considerations, inability to sustain price increases or to reduce costs, fluctuations in interest rates, currency values and public securities prices, variable fuel prices, variable container prices and container lease and utilization rates, uncertainty of negotiating, financing and completing proposed acquisition, disposal or capital expenditure transactions, inadequate sources of capital and unacceptability of finance terms and inability to reduce debt, global, regional and industry economic conditions, shifting patterns and levels of world trade and regional passenger travel, seasonality and adverse weather conditions, changes in ferry service and ship deployment plans, possible start-up losses on new ferry services, inability of Network Rail to maintain properly the U.K. rail infrastructure, uncertainty of the timing or amount of any recovery in the Hoverspeed litigation against U.K. Customs and Excise, and legislative, regulatory and political developments including the uncertainty of obtaining other U.K. rail franchises. Further information regarding these and other factors is included in the filings by the Company and Orient- Express Hotels Ltd. with the U.S. Securities and Exchange Commission.

Earnings before interest, tax, depreciation and amortization (unaudited)

        Management believes that EBITDA (net earnings adjusted for net finance costs, tax, depreciation, amortization and minority interest) is a useful measure of operating performance, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations. The following table reconciles EBITDA to net earnings:

Year ended December 31	2004	2003	2002
	$000	$000	$000
EBITDA	198,062	319,446	288,214
Depreciation and amortization	124,022	113,471	113,710
Net finance costs	80,942	85,293	114,670
Minority interest	—	—	10,958
Taxation	(2,622)	8,224	5,860

Net earnings	(4,280)	112,458	43,016

QuickLinks

  EXHIBIT 99
SEA CONTAINERS LTD.
FINANCIAL HIGHLIGHTS
PRESIDENT'S LETTER TO SHAREHOLDERS